Cordia Corporation Announces Long-Term Multi-State

Commercial Agreement for Wholesale Services with

AT&T Inc.

Orlando, Florida – January 23, 2006 – Cordia Corporation (OTCBB: CORG), a communications service provider, announced today the execution of a multi-state agreement with AT&T Inc., formerly SBC Communications Inc. (NYSE:T).  The agreement provides Cordia with a replacement for Unbundled Network Element Platform (UNE-P) through December 2008 and affords Cordia the opportunity to expand its bundled local, long distance and broadband telecommunications service offerings into the thirteen (13) state AT&T incumbent telephone company service area.

“This agreement is an integral part of our plans to dramatically increase our geographic footprint and service offerings during 2006,” said Kevin Griffo, President and COO of Cordia.  “The agreement opens large additional markets for Cordia’s service offerings. We are very excited about the prospect of offering our complete bundled product offerings, which we historically provided to subscribers in the Verizon Communications territories and recently introduced in the Qwest Communications territories, to both consumers and businesses in this new region where will offer quality services at competitive rates.”

About Cordia Corporation

Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp. and CordiaIP Corp., offers business, residential and wholesale customers local and long distance telecommunications services utilizing traditional wireline and Voice over Internet Protocol (“VoIP”) technologies.  In addition, Cordia develops and provides a suite of proprietary Web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

     Cordia Corp

     Kevin Griffo, 866-777-7777

     kgriffo@cordiacorp.com

     Or

     Investors:

     Alliance Advisors, LLC

     Alan Sheinwald, 914-244-0062

     asheinwald@allianceadvisors.net